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                                                                    Exhibit 23.1


               Consent of Independent Certified Public Accountants

The Board of Directors and Stockholders
Mentor Graphics Corporation:


We consent to incorporation by reference herein of our reports dated May 24, 2002, relating to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001 annual report on Form 10-K/A of Mentor Graphics Corporation, and the reference to our Firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP


Portland, Oregon
November 25, 2002